EXECUTION VERSION
Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September 30, 2008 by and between Mobile Mini, Inc., a Delaware corporation (the “Company”), and Lawrence Trachtenberg (“Employee”).
RECITALS:
     WHEREAS, the Company and Employee are parties to that Employment Agreement dated as of September 22, 1999 (the “Existing Employment Agreement”), pursuant to which Employee currently serves as Executive Vice President and Chief Financial Officer of the Company;
     WHEREAS, Employee is a member of the Board of Directors of the Company (the “Board of Directors” or the “Board”);
     WHEREAS, Employee desires to pursue other interests and to devote less than his full time and energies to the business and affairs of the Company commencing on January 1, 2009, and Employee and the Company desire to provide for the termination of the Existing Employment Agreement as of December 31, 2008, and the effectiveness of this Agreement thereafter;
     WHEREAS, the Company desires to continue to utilize and avail itself of the skill and experience of Employee following the Effective Date (herein defined) and during the term of this Agreement, on the terms of this Agreement as more fully set forth herein, and to permit Employee the opportunity to have his outstanding stock options and shares of restricted stock to vest and become exercisable (which can occur under the relevant provisions of the Plans (herein defined) only if the participant thereunder is an employee of the Company or a subsidiary); and
     WHEREAS, Employee desires to provide services to the Company in such manner and for such purposes, upon the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:
     1. Engagement and Duties. Effective as of January 1, 2009 (the “Effective Date”), the Company engages Employee, and Employee agrees to serve, as a non-officer employee of the Company to perform corporation finance planning, hedging strategy, treasury and institutional investor communication consulting services, including without limitation, the following services, and such other services as the Company may reasonably request from time to time (the “Services”):
          (a) Develop and assist the Company in connection with corporate finance planning, operational finance implementation, key performance indicator development and implementation, and institutional investor communication policies;

          (b) Generally be available at reasonable times and upon reasonable request of the Chief Executive Officer to consult and meet with the Chief Financial Officer and the Chief Accounting Officer regarding the Services; and
          (c) Develop and assist the Company in structuring interest rate hedging strategies and consult with applicable parties in connection with implementing the Company’s hedging strategy.
          Employee’s performance of the Services shall be subject to reasonable instructions from the Chief Executive Officer of the Company. Employee shall periodically report his progress to the Chief Executive Officer upon request of the Chief Executive Officer in such a manner that is reasonably appropriate. During 2009, Employee shall not be required to devote more than ten (10) hours per month to the performance of the Services hereunder, and thereafter shall devote such lesser number of hours as Employee and the Chief Executive Officer shall in good faith determine to be fair and reasonable under the Company’s circumstances. Employee shall not be required to maintain regular office hours at the Company and may perform the Services on a telecommuting or other remote basis in his reasonable discretion.
          Employee acknowledges and agrees that (i) the Company shall hire a new chief financial officer to succeed Employee in that position, and (ii) the Company and Employee intend that (notwithstanding the identification and/or hiring of a successor chief financial officer) Employee shall serve as the Company’s chief financial officer through the date on which the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2008 is filed with the Securities and Exchange Commission, and (iii) Employee shall resign as the Company’s chief financial officer promptly following such filing (which resignation is hereby tendered, effective upon the aforementioned filing, which the parties anticipate will be on or about November 10, 2008), which resignation shall have not be deemed to cover or be applicable to Employee’s position as the Company’s executive vice president
     2. Term; Termination; Accelerated Vesting Upon of a Change of Control. The engagement of Employee by the Company pursuant to this Agreement shall commence on the Effective Date and continue until February 28, 2012, or until earlier terminated as provided herein (the “Term”). The Company may terminate this Agreement for any reason (other than for “Cause” as herein defined) at any time upon thirty (30) days prior written notice to Employee, in which event (a) the Company shall pay to Employee on the termination date a lump sum amount equal to the remaining cash compensation scheduled to become due hereunder through February 28, 2012 and (b) all stock options theretofore granted and all shares of restricted stock theretofore awarded to Employee by the Company shall (upon the giving of such notice of termination) vest, all restrictions on such restricted stock shall lapse and all such options shall become fully exercisable by Employee and shall remain fully exercisable by Employee for a period ending at 5:00 p.m. Arizona time on the 90th day following the effective date of such termination. Vesting shall occur as aforesaid upon termination, and such options shall remain exercisable for such 90-day period, notwithstanding any contrary term or provision in the Plan, any other plan or any agreement to which the Company and Employee are parties. Upon such termination and the acceleration of vesting of all stock options and shares of restricted stock theretofore issued (and which had not prior to termination hereunder expired by their terms), the Company shall have no further liability to Employee hereunder except (i) to pay all remaining cash compensation as provided above in this Section 2 and (ii) to reimburse any amounts determined to be owed to Employee pursuant to Section 3 and/or Section 4 hereof for expenses incurred through the date of such termination, within thirty (30) days of receipt of the listing and receipts required pursuant to Section 4 hereof and (iii) to for so long as Employee continues to serve on the Board of Directors, to pay and grant the compensation contemplated by the second paragraph of Section 3 hereof. In addition to the foregoing, the Company may terminate this Agreement for Cause (herein defined), in which event the compensation and benefits obligations of the Company under this Agreement shall cease as of the effective date of such termination (provided, however, that termination of employment hereunder shall have no effect upon Employee’s rights to compensation as a member of the Board of Directors while serving in that capacity, or Employee’s rights to retain any then vested restricted stock and to exercise any then vested stock options, which exercise right shall continue for 90 days after the date of such termination notwithstanding any contrary term or provision in the Plan, any other plan or any agreement to which the Company and Employee are parties). Upon such termination for Cause, the Company shall have no further liability to Employee hereunder except (i) to pay, within five (5) days of the effective date of such termination, all remaining cash compensation hereunder prorated through the effective date of termination and (ii) to reimburse any amounts determined to be owed to Employee pursuant to Section 3 and/or Section 4 hereof for expenses incurred through the date of such termination, within thirty (30) days of receipt of the listing and receipts required pursuant to Section 4 hereof and (iii) to for so long as Employee continues to serve on the Board of Directors, to pay and grant the compensation contemplated by the second paragraph of Section 3 hereof. For purposes of this Agreement, “Cause” shall mean: (A) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Board of Directors to Employee that specifically identifies the manner in which the Board believes Employee has not substantially performed his duties; (B) the conviction or plea bargain of Employee of any felony involving dishonesty, fraud, embezzlement or the like involving the Company or its business; or (C) Employee willfully engaging in conduct that is intentionally insubordinate and materially harmful to the Company, or that is materially detrimental to the Company after written notice is delivered by the Board of Directors to Employee that specifically identifies the conduct which the Board believes is harmful or detrimental. Any decision to terminate Employee under clause (A), (B) or (C) shall require a majority of all the members of the Board of Directors (not counting Employee, if he is then a member of the Board) then serving. Employee shall have 30 days to remedy any failure of substantial performance of which he is given notice pursuant to clause (A) above. If remedied to the reasonable satisfaction of the Board of Directors, the Board shall withdraw such notification.
          Upon the occurrence of a Change of Control at any time after the Effective Date, and notwithstanding any other contrary provision of the Plan, any other plan or any other agreement to which the Company and Employee are then parties, all unvested shares of restricted stock and all unvested stock options then held by Employee shall vest and thereupon cease to be subject to any risk of forfeiture (in the case of restricted stock) and be immediately exercisable (in the case of stock options), without any requirement of further action whatsoever by the Company, Employee or any other person or entity or committee and regardless of whether Employee’s employment is terminated in connection with such Change of Control. For purposes hereof, a “Change of Control” shall be deemed to occur upon:
     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding capital stock of the Company; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate, or (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or
     (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
     (iii) all or substantially all of the assets of the Company are sold, liquidated or distributed; or
     (iv) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction.
     Employee may terminate this Agreement for any reason at any time upon written notice to the Company, in which event (a) the Company shall pay to Employee an amount equal to the remaining cash compensation scheduled to become due hereunder through the date of termination and (b) all stock options theretofore granted to Employee by the Company that are then vested shall remain fully exercisable by Employee for a period ending at 5:00 p.m. Arizona time on the 90th day following the effective date of such termination. Such stock options shall remain exercisable for such 90-day period, notwithstanding any contrary term or provision in the Plan, any other plan or any agreement to which the Company and Employee are parties. Upon such termination, the Company shall have no further liability to Employee hereunder except (i) to pay, within five (5) days of the effective date of such termination, all remaining cash compensation through the date of termination as provided above, (ii) to reimburse any expenses determined to be owed to Employee pursuant to Section 3 and/or Section 4 hereof for expenses incurred through the date of such termination, within thirty (30) days of receipt of the listing and receipts required pursuant to Section 4 hereof and (iii) for so long as Employee continues to serve on the Board of Directors, to pay and grant the compensation contemplated by the second paragraph of Section 3 hereof.
     3. Compensation. As compensation for the Services, the Company shall pay Employee a salary in the amount of (a) Six Thousand Two Hundred Fifty Dollars ($6,250) per month during the period from January 1, 2009 through December 31, 2009, and (b) One Thousand Dollars ($1,000) per month during the period from January 1, 2010 through February 28, 2012. Salary shall be payable in accordance with the Company’s payroll policies then in effect for employees generally.
          The parties acknowledge that Employee is currently a member of the Board of Directors, and currently serves as a member of the class of directors whose term expires at the annual meeting of the Company’s shareholders in 2010. The parties further acknowledge that notwithstanding that Employee shall be an employee of the Company, (i) commencing January 1, 2009 and throughout the remainder of his service as a member of the Board of Directors,

Employee shall be paid cash in an amount equal to the amount of fees that the Company from time to time pays to its non-employee directors and (ii) Employee shall be granted the annual grants of equity compensation as shall be awarded on the corresponding August 1st by an automatic annual award to each of the Company’s non-employee directors under the Company’s 2006 Equity Incentive Plan (as in effect from time to time, the “Plan”) or any successor thereto and at the times granted to all non-employee directors of the Company and on the same terms and conditions as such grants to non-employee directors. In addition, on January 1, 2009, Employee (if he is then serving as a member of the Board of Directors) shall be awarded that number of shares of the Company’s common stock which is equal to the number of shares that each of the Company’s non-employee directors was awarded under the Plan in 2008 times 0.58333 (i.e., 7/12 of the number of shares each non-employee director received on August 1, 2008 under the Plan by reason of the automatic annual award of shares to non-employee directors of the Company pursuant to the Plan). The Company shall take such action as is necessary to ensure that the shares issued pursuant to this paragraph are registered under the Securities Act of 1933, as amended, upon issuance.
     4. Reimbursable/ Expenses. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performing the Services hereunder. Employee shall submit a detailed listing of all reimbursable expenses which shall include receipts for all individual expenditures submitted for reimbursement pursuant to this Section 4. Within thirty (30) days of receipt of such detailed listing and receipts, the Company shall pay all undisputed amounts to Employee and shall cooperate in good faith with Employee to resolve any disputed amounts promptly. If the Company has not notified Employee of a dispute in writing within ten (10) days of its receipt of such detailed listing and receipts, all amounts shall be deemed to be undisputed. In connection with his duties as a member of the Board of Directors during the Term, the Company shall reimburse Employee for such costs and expenses (including, without limitation, travel, food and lodging expenses) reasonably related to attending meetings of the Board of Directors and any committee on which he from time to time may serve, on the same basis that it reimburses other directors who travel to and from such meetings from outside of the Phoenix metropolitan area. The Company shall pay all reasonable legal fees and related expenses incurred by Employee in connection with the negotiation and documentation of this Agreement
     5. Benefits. During the remainder of calendar year 2008 and during calendar year 2009, Employee (a) shall be permitted to participate at the Company’s expense (but subject to standard deductibles, co-pays and employee contribution in the case of medical and dental plans) in all employee benefit plans offered by the Company to senior executives generally, including without limitation medical and dental plans (but excluding incentive or other cash bonus plans, including without limitation the Mobile Mini Senior Executive Incentive Plan, and grants and awards under the Plan other than those grants and awards provided for in Section 3 of this Agreement), (b) shall be permitted to continue use of his Company-provided (or Company-reimbursed) cell phone (including Blackberry service) on the same terms as were in place during 2008, and (c) shall be promptly reimbursed the cost of, or at Employee’s request the Company shall pay the cost of, dues and other similar fees of business and professional organizations (including, without limitation, bar associations) of which Employee was a member at any time during the term of the Existing Employment Agreement and for reasonable continuing legal education costs. Beginning January 1, 2010, and for the scheduled remainder of the Term (or such longer period as may be required by any applicable law, rule or regulation), Employee shall be permitted to participate at his own expense in such medical and dental insurance, life insurance, disability insurance and such benefits are offered by the Company to employees generally or as may be required to be provided by Company under the Comprehensive Omnibus Budget Reconciliation Act.
     6. Ownership of Materials.
          (a) The Company, or its assignee, will own and have all right and title in all ideas, concepts, plans, creations or work product produced by Employee in performance of the Services during the Term, including, without limitation, any writings, drawings and documentation of any kind (collectively, the “Works”) and, to the extent possible, all Works shall be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code (the “Copyright Act”). Employee hereby grants, transfers and assigns any and all right, title and interest in and to the Works and all materials contained therein or prepared therefor, including all copyrights and rights under copyright, to the Company worldwide and in perpetuity. In addition, Employee shall assign and hereby so assigns to the Company all of his interest in the Works. Employee grants to the Company an irrevocable, non-exclusive, worldwide, royalty-free license to use, execute and copy for its internal purposes any pre-existing materials contained in the Works. Employee shall cooperate fully with the Company and shall execute such further documentation at the Company’s expense (but without additional compensation) as the Company may reasonably request in order to establish, secure, maintain or protect the Company’s, or its assignee’s, ownership of the Works and of all rights therein. Furthermore, Employee agrees that he shall never transfer or assign the Works, or any rights therein, to any third party.
          (b) Employee hereby (i) waives any so-called “moral rights” with respect to the Works; (ii) agrees never to use the Works (other than to perform the Services) without the prior express written consent of the Company; (iii) agrees never to contest the Company’s or its assignee’s exclusive, complete and unrestricted ownership in and to the Works (including all copyright rights therein), or to claim adverse rights therein; and (iv) acknowledges that it shall not be entitled to any compensation beyond that specifically provided herein for any of the Works.
     7. Confidential Information. Employee acknowledges an obligation of confidence to the Company and agrees that, during the Term and subsequent thereto, Employee and Employee’s employees, agents and representatives (if applicable) will not disclose or use (other than as authorized by the Company) any Confidential Information (as defined below) obtained or acquired by Employee while engaged hereunder without the prior written consent of the Company, regardless of whether such information is expressly identified as “Confidential” at the time of disclosure. “Confidential Information” means any data or information with respect to the conduct or details of the business conducted by the Company that is valuable to the Company and not generally known to the public. Notwithstanding the previous sentence, the provisions of this Section 7 will not apply to Confidential Information that otherwise become generally known in the industry or to the public through no act of Employee or any person or entity acting by or on Employee’s behalf, or which is required to be disclosed by court order or applicable law. Confidential Information includes, but is not limited to: technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer, or store planning data or information, or other information similar to the foregoing. Employee agrees not to use or communicate Confidential Information except as may be necessary for Employee to provide Services to the Company (provided, that Employee receives prior written authorization from the Company). Upon termination of this Agreement, Employee shall promptly deliver to the Company all Confidential Information, including any analyses, reports or summaries thereof, and all equipment and supplies of the Company which are then in Employee’s possession. Employee’s obligation to not disclose Confidential Information shall survive the termination of this Agreement. For Confidential Information that is considered a “trade secret” under applicable law, Employee’s nondisclosure obligations shall survive as long as such information remains a trade secret.
     In addition to the foregoing, Employee acknowledges and agrees that the provisions of Section 11 of the Existing Employment Agreement, entitled “Confidential Information; Covenant Not To Compete” shall survive the termination of the Existing Employment Agreement and shall remain in full force and effect for the 18-month period following the end of the Term of this Agreement.
     8. Amendment and Termination of the Existing Employment Agreement. The Company and Employee agree that the Existing Employment Agreement shall terminate on December 31, 2008 and that, unless either the Company or Employee shall have theretofore delivered a written notice to the other pursuant to any of Section 8 or Section 9 of the Existing Employment Agreement (in which event, this Agreement shall be deemed terminated upon delivery of such notice and without requirement of any further action by any party), from and after January 1, 2009 and except as provided in Section 7 of this Agreement and in the following sentence, the Existing Employment Agreement will have no further force or effect and no compensation to Employee (in his position as an employee under the Existing Employment Agreement or otherwise) shall be or thereafter become payable under any provision of Section 9 of the Existing Employment Agreement and the parties further agree that at the close of business on December 31, 2008 and without any requirement of further notice or action by or to any person or entity Employee shall cease to be an officer of the Company and shall be deemed to have resigned effective as of such date and time from all positions as an officer of the Company (it being understood and agreed that such resignation is not intended and shall not deemed to cover or apply to his position as a member of the Board of Directors of the Company). Notwithstanding the foregoing, the parties acknowledge and agree that Section 20 of the Existing Employment Agreement (entitled “Survival of Provisions”) is hereby amended, effective as of the Effective Date, by deleting there from the phrase “Sections 4(d), 8, 9, 10, 11, 12 and 13” and inserting in its place the phrase “section 11”; provided, that the parties agree that (i) “direct competition with the Company” by a Person (as defined in said Section 11) shall mean, for purposes of such Section 11, deriving more than 5% of such Person’s revenue from the rental or sale of portable storage containers or offices and (ii) Employee’s obligations under such Section 11 shall terminate at the end of the 18th month following the end of the Term of this Agreement, notwithstanding any provision of the Existing Employment Agreement to the contrary. In addition to the foregoing, Employee acknowledges that the Company will hire a chief financial officer to succeed Employee in that capacity and Employee agrees that no action by the Company in respect of recruiting and hiring a successor chief financial officer shall in any way be deemed or considered to be an event or circumstance that gives rise to any right in or to Employee to claim a constructive discharge that entitles him to any rights upon termination under the Existing Employment Agreement.
     9. Entire Agreement. This Agreement contains the complete and exclusive understanding of the parties with respect to the Services to be provided hereunder. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by a duly authorized representative of the party to be bound. This Agreement may not be amended modified or supplemented without the express written consent of the parties. Neither the course of conduct between the parties nor trade usage will act to modify or alter the provisions of this Agreement.
     10. Assignment. The rights and obligations of Employee hereunder may not be assigned or subjected to any security interest.
     11. Notices. All notices required hereunder shall be in writing and sent by registered or certified mail or by overnight courier, postage prepaid, as follows:

To the Company:	Mobile Mini, Inc.
7420 South Kyrene Road
Suite 101
Tempe, AZ 85253
(480) 894-6311
(480) 894-6433 facsimile
Attn: Chief Executive Officer

To Employee:	at the address and email address as is contained in the Company’s books and records.
     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives and the Company and its successors and assigns.
     13. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. No Waiver. The waiver of either party of any breach of this Agreement by the other party shall not waive subsequent breaches of the same or different kind. The failure of either party to enforce any rights under this Agreement in a particular instance shall not operate as a waiver of said party’s right to enforce the same or different rights in subsequent instances.
     15. Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Arizona without regards to any conflict of laws provisions incorporated therein.
     16. Headings. The headings to the various paragraphs hereof have been inserted for convenience only and shall not affect the meaning of the language contained therein.
[Signature Page follows; remainder of this page is blank.]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

MOBILE MINI, INC.

By:	/s/ Steven Bunger

Name:	Steven Bunger
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Lawrence Trachtenberg

Lawrence Trachtenberg

9